Exhibit 99.1

Ekso Bionics Announces First Quarter 2025 Financial Results

SAN RAFAEL, Calif., May 5, 2025 (GLOBE NEWSWIRE) -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) ("Ekso Bionics" or the "Company"), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended March 31, 2025.

Recent Highlights and Accomplishments

●	Strengthened financial position by improving operating cash burn by 43% combined with $3.8 million in net proceeds from the exercise of warrants
●	Named National Seating & Mobility (“NSM”) as its exclusive Ekso Indego® Personal device distributor within the U.S. complex rehabilitation technology (“CRT”) industry
●	Named Bionic Prosthetics & Orthotics Group (“Bionic P&O”) as its first Ekso Indego® Personal device distributor within the orthotics and prosthetics industry

“Over the past few weeks, we have significantly expanded access to Ekso Indego Personal via potentially transformative partnerships with two key leaders within their respective industries,” said Scott Davis, the Company’s Chief Executive Officer. “NSM, which operates in the CRT industry, brings a network of over 180 locations and more than 2,400 team members, who support more than 250,000 mobility solutions each year. While Bionic P&O, a leading national provider of prosthetic and orthotic solutions, is an ABC accredited independent clinical practice group that now operates across 12 states. Both partnerships represent Ekso Bionics’ first entrances into these large and growing markets, and we believe that will start to see increased contribution from our Personal Health products in 2025 as a result.”

Summary First Quarter 2025 Financial Results

For the quarter ended March 31, 2025, the Company recorded revenue of $3.4 million, compared to $3.8 million for the same period in 2024. The change was primarily due to lower sales of legacy EksoNR devices, partially offset by higher Ekso Indego® Personal device sales.

Gross profit for the 2025 first quarter was $1.8 million, representing a gross margin of approximately 53.5%, compared to $2.0 million for the same period in 2024, representing a gross margin of 51.9%. The change in gross profit was driven by a decrease in revenues from Enterprise Health devices, partially offset by cost savings in supply chain and a reduction in service costs. The increase in gross margin was primarily due to cost savings in supply chain and a reduction in service costs, partially offset by lower margin sales related to increased volume through distribution.

Sales and marketing expenses for the 2025 first quarter were $1.7 million, compared to $1.8 million for the same period in 2024. The decrease was primarily due to lower headcount and travel expenses.

Research and development expenses for the three months ended March 31, 2025 were $1.0 million, compared to $1.1 million for the same period in 2024. The change was primarily due to a decrease in the Company's use of product development consultants and lower discretionary payroll, partially offset by severance expense.

General and administrative expenses for the 2025 first quarter were $2.6 million, compared to $2.3 million for the same period in 2024. The increase was primarily due to an impairment loss of an intangible asset, higher legal and audit costs, partially offset by lower discretionary payroll.

Net loss applicable to common stockholders for the 2025 first quarter was $2.9 million, or $0.12 per basic and diluted share, compared to net loss of $3.4 million, or $0.20 per basic and diluted share, for the same period in 2024.

For the first quarter of 2025, the Company used $2.0 million of net cash in operations, compared to $3.5 million for the same period in 2024.

As of March 31, 2025, the Company had cash and restricted cash of $8.1 million.

Conference Call Details

Ekso Bionics is pleased to invite all interested parties to participate in a conference call today at 1:30 p.m. PT / 4:30 p.m. ET, during which time the financial results and recent business developments will be discussed.

To participate in the conference call by telephone, please dial 877-407-6184 (domestic) or 201-389-0877 (international). The call will also be broadcast live and archived on the Company’s website at www.eksobionics.com under “Presentations & Events” in the Investors section.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Based upon its industry-leading expertise, the Company focuses on improving health and quality of life with advanced robotics designed to enhance, amplify, and restore human function. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, including the Company’s focus will be on aggressively executing on its growth strategy and the corresponding pillars of that strategy. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the Company’s inability to successfully collaborate with its network of existing neuro-rehabilitation facilities, physicians, and DMEs in seeking CMS reimbursements, the Company’s inability to obtain future reimbursements from CMS in a timely manner and at the expected reimbursement levels, the Company’s ability to raise funds to operate and grow its business, the Company’s inability to obtain insurance coverage beyond CMS, the Company’s inability to obtain additional indications of use for its devices, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure of the Company to obtain or maintain patent protection for the Company’s technology, the failure of the Company to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s X page, formerly Twitter, at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:

Stephen Kilmer

Investor Relations

Direct: (646) 274-3580

Email: skilmer@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and restricted cash	$8,054	$6,493
Accounts receivable, net	6,457	7,238
Inventories	4,962	4,571
Prepaid expenses and other current assets	595	541
Total current assets	20,068	18,843
Property and equipment, net	1,450	1,577
Right-of-use assets	687	788
Intangible assets, net	4,317	4,580
Goodwill	431	431
Other assets	357	433
Total assets	$27,310	$26,652
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,999	$1,552
Accrued liabilities	2,966	2,352
Deferred revenues, current	1,913	1,956
Notes payable, current	1,250	1,250
Lease liabilities, current	425	427
Total current liabilities	8,553	7,537
Deferred revenues	1,959	1,920
Notes payable, net	3,597	3,854
Lease liabilities	345	452
Warrant liabilities	-	1
Other non-current liabilities	164	181
Total liabilities	14,618	13,945
Stockholders' equity:
Common stock	28	22
Additional paid-in capital	265,832	262,203
Accumulated other comprehensive income	424	957
Accumulated deficit	(253,592)	(250,475)
Total stockholders' equity	12,692	12,707
Total liabilities and stockholders' equity	$27,310	$26,652

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024

Revenue	$3,375	$3,756
Cost of revenue	1,569	1,805
Gross profit	1,806	1,951

Operating expenses:
Sales and marketing	1,707	1,818
Research and development	988	1,136
General and administrative	2,551	2,253
Total operating expenses	5,246	5,207

Loss from operations	(3,440)	(3,256)

Other income (expense), net:
Interest expense, net	(72)	(57)
Gain on revaluation of warrant liabilities	1	342
Loss on modification of warrant	-	(109)
Unrealized gain (loss) on foreign exchange	626	(349)
Other expense, net	(6)	-
Total other income (expense), net	549	(173)

Net loss	$(2,891)	$(3,429)

Net loss per share, basic and diluted	$(0.12)	$(0.20)

Weighted average number of shares of common stock outstanding, basic and diluted	25,393	17,419

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